Exhibit 99.1

SusGlobal Completes Purchase of 40,000 Square Foot Facility with 65,000 Metric Tonne Annual Capacity in Hamilton

Capacity to produce approximately $2 million worth of organic fertilizer daily Acquisition exponentially increases SusGlobal's capacity for commercialization and distribution of proprietary products to ramp revenues and cash flows

TORONTO, ONTARIO / ACCESSWIRE / August 18, 2021 / SusGlobal Energy Corp. ("SusGlobal") or (the "Company") (OTCQB: SNRG), the developer of SusGro™, an award winning, revolutionary pathogen-free organic liquid fertilizer, today announced that its wholly-owned subsidiary, SusGlobal Energy Canada I Ltd. ("SusGlobal Canada I"), completed the purchase of a 40,535 square foot facility on 3.26 acres (the "Property") located at 520 Nash Road North, in Hamilton, Ontario, which includes an Environmental Compliance Approval ("ECA") to process 65,884 metric tonnes per annum of organic waste, 24 hours per day 7 days a week.

As per the terms of the Purchase Agreement, SusGlobal Canada I provided an initial deposit of US$158,440 (CA$200,000) on February 10, 2021 and conducted both a Phase I and a Phase II Environmental Site Assessment.  The parties signed a waiver of all due diligence and the Company advanced a further US$118,830 (CA$150,000) on June 1, 2021 towards the purchase price of US$3,564,900 (CA$4,500,000). On August 3, 2021, the vendor agreed to credit the Company as an adjustment on Closing US$297,075 (CA$375,000) and receive 300,000 common shares of the Company. Of the balance of the purchase price (including adjustments), we paid US$1,415,455 (CA$1,786,739) in cash and we paid US$1,584,400 (CA$2,000,000) in the form of a take-back mortgage granted in favour of the seller on closing on August 17, 2021.

The facility will be designed to produce, distribute and warehouse the Company's SusGro™ organic liquid fertilizer and other products that are provided under private label and sold through big box retailers, consumer lawn and garden suppliers, and for end use to the wine, cannabis and agriculture industries. With the addition of a further 11,000 square feet of office space and R&D labs, the Hamilton facility will also house the continued development of SusGlobal's proprietary formulations and branded liquid and dry organic fertilizers.

"We are pleased to have taken ownership title of an additional facility with a high-value Environmental Compliance Approval and strategically located to provide a contingency plan to our municipal clients that are already using our Bellville facility where we intake organic waste. Equally important is the Hamilton facility's proximity to agricultural clients who purchase our outbound products including liquid and dry organic fertilizers. This acquisition exponentially increases SusGlobal's capacity for commercialization and distribution of our proprietary products, enabling us we believe to ramp revenues and cash flows through fertilizer sales, tipping fees for intaking municipal organic waste, and carbon credits as Leaders in The Circular Economy®," stated Marc Hazout, President and CEO of SusGlobal.

About SusGlobal Energy Corp.

SusGlobal Energy Corp., the developer of SusGro™, an award winning, revolutionary pathogen-free organic liquid fertilizer is a renewables company focused on acquiring, developing and monetizing a portfolio of proprietary technologies in the waste to energy and regenerative products applications globally. It is management's objective to grow SusGlobal into a significant sustainable waste to energy and regenerative products provider, as Leaders in The Circular Economy®. For more information, please visit the Company's website at: www.susglobalenergy.com

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's objectives. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," "projects," "aims," "potential," "goal," "objective," "prospective," and similar expressions, or that events or conditions "will," "would," "may," "can," "could" or "should" occur. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, lack of sufficient financial resources; variations in market conditions, currency and our stock; the Company's ability to obtain any necessary permits, approvals, consents or authorizations required for its activities; the Company's ability to produce energy, biogas, compost or organic fertilizer from its properties successfully or profitably, to continue its projected growth, or to be fully able to implement its business strategies and other risk factors described in the Company's filings with the U.S. Securities and Exchange Commission, which may be viewed at www.sec.gov.

Contact
SusGlobal Energy Corp.
Marc Hazout, President and CEO

(416) 223-8500 or Toll Free: 1-866-512-7374
Email: info@susglobalenergy.com

Investor Relations Contact
Lytham Partners, LLC
Ben Shamsian
New York | Phoenix

(646) 829-9701
Email: shamsian@lythampartners.com